                                                                     Exhibit 4.5







                           FIRST AMENDED AND RESTATED

                          REGISTRATION RIGHTS AGREEMENT

                                  BY AND AMONG

                           PACKAGING INVESTORS, L.P.,

                             DCBS INVESTORS, L.L.C.,

                              CB INVESTORS, L.L.C.,

                                 THOMAS J. WOLF,

                                       AND

                         PACKAGING DYNAMICS CORPORATION
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                                TABLE OF CONTENTS



1.  SECURITIES SUBJECT TO THIS AGREEMENT................................1
    1.1  Definitions....................................................1
    1.2  Registrable Securities.........................................2
    1.3  Holders of Registrable Securities..............................2

2.  SHELF REGISTRATION..................................................2
    2.1  Request for Shelf Registration.................................2
    2.2  Effective Shelf Registration and Expenses......................3
    2.3  Underwriting Procedures........................................4
    2.4  Selection of Underwriters......................................4

3.  DEMAND REGISTRATION.................................................4
    3.1  Request for Demand Registration................................4
    3.2  Effective Demand Registration and Expenses.....................5
    3.3  Underwriting Procedures........................................5
    3.4  Selection of Underwriters......................................5

4.  PIGGY-BACK REGISTRATION OF COMMON STOCK.............................6

5.  HOLDBACK AGREEMENTS.................................................6

6.  REGISTRATION PROCEDURES.............................................7

7.  REGISTRATION EXPENSES..............................................11

8.  INDEMNIFICATION; CONTRIBUTION......................................12
    8.1  Indemnification by Packaging Dynamics.........................12
    8.2  Indemnification by Each Holder................................12
    8.3  Conduct of Indemnification Proceedings........................13
    8.4  Contribution..................................................13

9.  PARTICIPATION IN UNDERWRITTEN REGISTRATIONS........................14

10. COVENANT OF HOLDERS OF REGISTRABLE SECURITIES......................14

11. RULE 144...........................................................14

12. MISCELLANEOUS......................................................15
    12.1 Recapitalization, Exchanges, etc., Affecting Packaging
         Dynamics' Capital Stock.......................................15
    12.2 No Inconsistent Agreements....................................15
    12.3 Remedies......................................................15
    12.4 Amendments and Waivers........................................15
    12.5 Notices.......................................................15

   12.6 Successors and Assigns........................................17
   12.7 Counterparts..................................................17
   12.8 Headings......................................................17
   12.9 Governing Law.................................................17
   12.10 Severability.................................................17
   12.11 Entire Agreement.............................................18

                           FIRST AMENDED AND RESTATED

                          REGISTRATION RIGHTS AGREEMENT

            FIRST AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated October 23, 2002 (this "Agreement"), among Packaging Dynamics Corporation, a Delaware corporation ("Packaging Dynamics"), Packaging Investors, L.P., a Delaware limited partnership ("Packaging Investors"), DCBS Investors, L.L.C., a Delaware limited liability company ("DCBS Investors"), CB Investors, L.L.C., a Delaware limited liability company ("CB Investors") and Mr. Thomas J. Wolf ("TJW"). Packaging Investors, DCBS Investors, CB Investors and TJW are sometimes hereinafter referred to as the "Holders" and each of them, individually, as a Holder.

            Packaging Dynamics and the Holders are entering into this Agreement with respect to the Registrable Securities (as hereinafter defined) in accordance with (a) paragraph 2 of that certain letter agreement, dated March 18, 2002 (the "Letter Agreement"), among the Holders and Ivex Packaging Corporation, a Delaware corporation ("Ivex") of which Packaging Dynamics was an indirect wholly-owned subsidiary at the time of the execution thereof, and (b)
Section 8.6 of the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated the date hereof, among the stockholders of Wolf Packaging, Inc and Packaging Dynamics, L.L.C.

            The parties herby agree as follows:

1. SECURITIES SUBJECT TO THIS AGREEMENT

   1.1 Definitions

            1.1.1 "Common Stock" means Packaging Dynamics' common stock, par value $.01 per share, as constituted on the date hereof, any stock into which such common stock shall have been changed or any stock resulting from any reclassification of such common stock, and all other stock of any class or classes (however designated) of the Company, the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions of any shares entitled to preference, and any shares of capital stock issued or issuable with respect to any of the foregoing as a result of any stock split, stock dividend, reorganization, merger, recapitalization, exchange or similar event or otherwise.

            1.1.2 "Registrable Securities" means, subject to Section 1.2, any shares of Common Stock issued to a Holder in the transaction described in (a) paragraph 2 of that certain letter agreement, dated March 18, 2002, among Ivex Packaging Corporation, a Delaware corporation, DCBS Investors, CB Investors and Packaging Investors , or (b) Section 8.6 of the Stock Purchase Agreement, or acquired by a Holder thereafter and any securities issued or issuable with respect to any Common Stock referred to above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

            1.1.3 "Stockholders Agreement" means that certain Stockholders Agreement, dated as of July 1, 2002, among Packaging Dynamics, Packaging Investors, DCBS Investors and CB Investors.

            1.2 Registrable Securities. Only Registrable Securities shall be eligible for registration pursuant to the terms hereof. For purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when
(i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act of 1933, as amended (the "Act"), by the Securities and Exchange Commission (the "SEC"), and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) the entire amount of Registrable Securities proposed to be sold in a single sale is, or, in the opinion of counsel to Packaging Dynamics, may be distributed to the public pursuant to Rule 144 (or any successor provision then in force) under the Act or otherwise without registration under the Act.

            1.3 Holders of Registrable Securities. A person is deemed to be a holder of Registrable Securities whenever such person owns of record or beneficially Registrable Securities. If Packaging Dynamics receives conflicting instructions, notices or elections from two or more persons with respect to the same Registrable Securities, Packaging Dynamics shall act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

2. SHELF REGISTRATION

            2.1 Request for Shelf Registration. Packaging Dynamics shall file as soon as reasonably practicable upon the written request of the holder or holders of Registrable Securities (other than TJW) constituting one percent (1.0%) or more of the aggregate outstanding shares of Common Stock as of the date hereof, one or more "shelf" registration statements on Form S-3 (or any successor thereto) under the Act with respect to the Registrable Securities pursuant to Rule 415 under the Act and/or any similar rule that may be adopted by the SEC (the "Shelf Registration"). Notwithstanding the immediately preceding sentence or any other provision of this Agreement, Packaging Dynamics shall have no obligation to register Registrable Securities under this Section 2.1 on more than three occasions with respect to any holder of Registrable Securities (except for TJW who shall not be entitled to initiate a request) and shall have no obligation to register, or to commence any registration of, Registrable Securities under this Section 2.1 (a) until after the sixtieth (60th) day following the date of the distribution of Common Stock pursuant to the Distribution Agreement, dated March 18, 2002, between Ivex and Packaging Dynamics (the "Distribution"), (b) if any such registration does not have an aggregate offering price of more than $1 million or (c) at any time when Packaging Dynamics is not eligible to use Form S-3 (or any successor thereto) under the Act to register the Registrable Securities covered by such written request.

            Each Holder may offer its Registrable Securities under any Shelf Registration pursuant to this Section 2.1. At least fifteen (15) business days prior to the first anticipated filing date of each Shelf Registration, Packaging Dynamics shall notify each holder of Registrable Securities of the information Packaging Dynamics reasonably requires from each such holder if they elect to have any of their Registrable Securities included in the Shelf Registration (the "Requested Information"). Packaging Dynamics shall include the Registrable Securities of any Holder that provides such information in such Shelf Registration. If within five (5) business days prior to the first anticipated filing date, Packaging Dynamics has not received the Requested Information in writing from any of such holders (the "Non-Responsive Holders"), Packaging Dynamics may file the Shelf Registration without including the Registrable Securities of the Non-Responsive Holders. At any time subsequent to the date of the first filing of the Shelf Registration and up to the date that is ten (10) days prior to the first anticipated effective date of such Shelf Registration, a Non-Responsive Holder may notify Packaging Dynamics in writing that it elects to have all or part of its Registrable Securities included in the Shelf Registration and Packaging Dynamics shall so include such Registrable Securities in such Shelf Registration; provided, however, that such Non-Responsive Holders shall have furnished to Packaging Dynamics in writing all Requested Information on or prior to the tenth (10th) day prior to the first anticipated effective date of such Shelf Registration.

            2.2 Effective Shelf Registration and Expenses. Packaging Dynamics shall use its best efforts to have the Shelf Registration declared effective as soon as reasonably practicable after such filing and shall use reasonable efforts to keep the Shelf Registration continuously effective for a period of twelve (12) months from the date such Shelf Registration is declared effective. Packaging Dynamics shall have the right, upon written notice to each Holder, to postpone for up to sixty (60) days any registration requested pursuant to this
Section 2 if, in the good faith opinion of the board of directors of Packaging Dynamics, such registration would materially interfere with any material acquisition or financing transaction then being pursued by Packaging Dynamics. Packaging Dynamics may not exercise its right to so delay registration under this Section 2 and Section 3 more than once in any twelve-month period.

            Packaging Dynamics shall supplement or amend, if necessary, each Shelf Registration, as required by the registration form utilized by Packaging Dynamics, by the instructions applicable to such registration form, by the Act or the rules and regulations promulgated thereunder or as reasonably required by the holder or holders of (or any underwriter for) a majority of the aggregate outstanding shares of Registrable Securities to be registered pursuant to such Shelf Registration, and shall furnish to the holders of the Registrable Securities to which the Shelf Registration relates copies of any such supplement or amendment prior to its being used and/or filed with the SEC. Packaging Dynamics shall pay all Registration Expenses (as defined in Section 7 hereof) in connection with each Shelf Registration, whether or not it becomes effective. No Shelf Registration shall include any securities other than Registrable Securities unless the holder or holders of a majority of the aggregate outstanding shares of Registrable Securities to be registered pursuant to such Shelf Registration consent to such inclusion in writing; provided, however, that, subject to compliance by Packaging Dynamics with

Section 4 hereof, this Agreement shall not prohibit the filing of shelf registrations other than a Shelf Registration.

            2.3 Underwriting Procedures. If the holder or holders of a majority of the aggregate outstanding shares of Registrable Securities to be registered pursuant to a Shelf Registration so elect, the offering of such Registrable Securities pursuant to a Shelf Registration shall be in the form of an underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter (as defined below). In such event, if the Approved Underwriter advises Packaging Dynamics in writing that in its opinion the aggregate amount of Registrable Securities requested to be included in such offering is sufficiently large as to have a material adverse effect on the success of such offering, Packaging Dynamics shall include in such registration only the aggregate amount of Registrable Securities that, in the opinion of the Approved Underwriter, may be sold without any such material adverse effect, which amount of Common Stock shall be allocated first to the Holders who have requested to be included in such offering pro rata on the basis of the number of Registrable Securities requested to be registered thereby and second to the Company and any other holders of Common Stock.

            2.4 Selection of Underwriters. If any Shelf Registration is in the form of an underwritten offering, the holder or holders of a majority of the aggregate outstanding shares of Registrable Securities to be registered pursuant to such Shelf Registration shall select and obtain the investment banker or investment bankers and manager or managers that will administer the offering (the "Approved Underwriter"); provided, that the Approved Underwriter shall be reasonably acceptable to Packaging Dynamics. The holders of Registrable Securities to be included in such offering shall pay, pro rata on the basis of the number of Registrable Securities requested to be registered thereby, all discounts and commissions of the Approved Underwriter.

3. DEMAND REGISTRATION

            3.1 Request for Demand Registration. At any time after the 60th day following the date of the Distribution and when a Shelf Registration with respect to Registrable Securities is not in effect under the Act or a Shelf Registration is not available for use by the holders of the Registrable Securities hereunder, the holder or holders of Registrable Securities (other than TJW) constituting one percent (1.0%) or more of the aggregate outstanding shares of Common Stock as of the date hereof may make a written request for registration of Registrable Securities having an aggregate offering price of more than $1 million under the Act and under the securities or blue sky laws of any jurisdiction designated by such holder or holders (each, a "Demand Registration"). Each request for a Demand Registration shall specify the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof. Upon a request for a Demand Registration, Packaging Dynamics shall promptly take such steps as are necessary or appropriate to prepare for the registration of the Registrable Securities to be registered; provided that Packaging Dynamics shall have the right, upon written notice to each Holder, to postpone for up to 60 days any registration requested pursuant to this Section 3 if, in the good faith opinion of the board of directors of Packaging Dynamics, such registration would materially interfere with any material acquisition or financial transaction then being pursued by Packaging Dynamics. Packaging Dynamics may not exercise its right to delay registration under Section 2 or Section 3 more than once in any twelve month period. Subject to Section 3.2 hereof, Packaging Dynamics shall have no obligation to register Registrable Securities under this Section 3.1 on more than three occasions with respect to any holder of Registrable Securities(except for TJW who shall not be entitled to make a demand under this Section 3.1).

            3.2 Effective Demand Registration and Expenses. Packaging Dynamics shall, subject to Section 3.3 hereof, use its best efforts to effect Demand Registrations pursuant to written requests made in accordance with Section 3.1 of this Agreement. If a Demand Registration is not declared effective on or before the expiration of one hundred and twenty (120) days after a request is delivered under Section 3.1, then Packaging Dynamics shall be required to effect one (1) additional Demand Registration for the Registrable Securities included in such Demand Registration pursuant to the terms of this Agreement. A registration shall not count as a Demand Registration until it has become effective and remains continuously effective for not less than one hundred and twenty (120) days. Packaging Dynamics shall use its best efforts to cause any such Demand Registration to become effective not later than ninety (90) days after it receives a request under Section 3.1 hereof. In any registration initiated as a Demand Registration, Packaging Dynamics shall pay all Registration Expenses in connection therewith, whether or not such Demand Registration becomes effective.

            3.3 Underwriting Procedures. If the holder or holders of a majority of the aggregate outstanding shares of Registrable Securities to be registered pursuant to a Demand Registration so elect, the offering of such issue of Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter. In such event, if the Approved Underwriter advises Packaging Dynamics in writing that in its opinion the aggregate amount of Registrable Securities requested to be included in such offering is sufficiently large as to have a material adverse effect on the success of such offering, Packaging Dynamics shall include in such registration only the aggregate amount of Registrable Securities that, in the opinion of the Approved Underwriter, may be sold without any such material adverse effect, which amount of Common Stock shall be allocated first to the Holders who have requested to be included in such offering pro rata on the basis of the number of Registrable Securities requested to be registered thereby and second as to the Company and any other holders of Common Stock.

            3.4 Selection of Underwriters. If any Demand Registration of Registrable Securities is in the form of an underwritten offering, the Approved Underwriter shall be selected and obtained and their discounts and commissions, if any, paid in accordance with the procedure set forth in Section 2.4 hereof.

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
4. PIGGY-BACK REGISTRATION OF COMMON STOCK.

            If Packaging Dynamics proposes to file a registration statement under the Act with respect to an offering by Packaging Dynamics for its own account and/or for the accounts of any or all of DCBS Investors, CB Investors or Packaging Investors of Common Stock or other securities of Packaging Dynamics (other than a registration statement on Form S-4 or S-8 or any successor or similar forms thereto), then Packaging Dynamics shall give each Holder at least 20 days' prior written notice of such proposed registration and distribution and offer to each Holder the opportunity to register such amount of Registrable Securities as each holder of Registrable Securities hereunder may request in writing. Subject to Section 9 hereof, Packaging Dynamics shall include, or use its best efforts (within thirty (30) days after the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters of a proposed underwritten offering (the "Company Underwriter") to permit the holders of Registrable Securities to participate in the registration for such offering and to include, such Registrable Securities in such offering. If Packaging Dynamics is offering securities of the same class as any Registrable Securities, any such Registrable Securities of the holders registered pursuant to this Agreement shall be included in the offering on the same terms and conditions as such securities being offered by Packaging Dynamics. Notwithstanding the foregoing, if the Company Underwriter advises Packaging Dynamics in writing that in its opinion the total amount of Registrable Securities, other Common Stock and other securities which the holders of Registrable Securities, Packaging Dynamics and any other persons or entities intend to include in such offering (the "Total Securities") is sufficiently large as to have a material adverse effect on the distribution of the Total Securities, then the Total Securities shall be reduced to the amount recommended by the Company Underwriter, which amount shall be allocated (1) in the case of a Demand Registration by DCBS Investors, CB Investors or any of their Transferees (as such term is defined herein), first to the Holder(s) upon the request of which such Demand Registration was initiated (which request will be deemed to include TJW to the extent so requested by TJW) in an amount equal to the greater of (x) 50% of the then outstanding Registrable Securities owned by such Holder(s) making such demand and (y) such Holder's or Holders', as the case may be, pro rata share of the aggregate number of Registrable Securities requested to be registered by all of the Holders and any other holders of Registrable Securities, second to the other Holders, pro rata on the basis of the number of Registrable Securities requested to be registered by such other Holders, and third to any other holders of Registrable Securities and (2) in any other case, first to the Company, second to the Holders, pro rata on the basis of the number of Registrable Securities requested to be registered thereby, and third to any other holders of Registrable Securities. Packaging Dynamics shall bear all Registration Expenses in connection with any registration pursuant to this Section 4 (except for the discounts or commissions of the Company Underwriter applicable to the holders' Registrable Securities, which shall be paid in accordance with the procedures set forth in Section 2.4 hereof).

5. HOLDBACK AGREEMENTS.

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
            To the extent not inconsistent with applicable law, the holders of Registrable Securities agree not to effect any public sale or distribution of any Registrable Securities being registered or of securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Act, during the period commencing on the tenth
(10th) day prior to the anticipated effective date of, and continuing through and including the one hundred eightieth (180th) day after the actual effective date of, the applicable registration statement under Section 2 or Section 4 of this Agreement (except as part of such registration), in each case, if and to the extent requested by Packaging Dynamics in the case of a nonunderwritten public offering or if and to the extent requested by Packaging Dynamics or the Company Underwriter in the case of an underwritten public offering, provided that, in the event such request is made to holders of Registrable Securities, Packaging Dynamics shall use reasonable efforts to obtain the agreement of its directors and executive officers not to effect any public sale or distribution of any securities of (or securities convertible into or exchangeable or exercisable for securities of) the same class as the Registrable Securities during such period as holders of Registrable Securities are prohibited from effecting any sale or public distribution pursuant to this Section 5.

6. REGISTRATION PROCEDURES.

            In connection with any registration effected pursuant to the terms of this Agreement, Packaging Dynamics shall as expeditiously as possible:

            (a) prepare and file with the SEC, not later than forty-five (45) days after receipt of a request to file a registration statement with respect to Registrable Securities, a registration statement of any form for which Packaging Dynamics then qualifies and which counsel for Packaging Dynamics deems appropriate for the sale of such Registrable Securities in accordance with the intended method of distribution thereof. Packaging Dynamics shall use its best efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, Packaging Dynamics shall (i) provide counsel selected by the holder or holders of a majority of the aggregate outstanding shares of Registrable Securities to be registered pursuant to such registration ("Holders' Counsel") and any other Inspector (as defined below) with an opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, which documents shall be subject to the review of Holders' Counsel, and (ii) notify Holders' Counsel and the holders of Registrable Securities of any stop order issued or threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earliest to occur of (i) the expiration of twelve (12) months and (ii) the date all Registrable Securities included therein have been sold and comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

            (c) furnish to each Holder and to the Holders' Counsel, prior to filing a registration statement, copies of such registration statement as proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Holders' Counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the holders of Registrable Securities;

            (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Holders' Counsel reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the holders of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities held by such holders of Registrable Securities; provided, however, that Packaging Dynamics shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

            (e) use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Packaging Dynamics to enable the holders of Registrable Securities to consummate the disposition of such Registrable Securities;

            (f) notify the holders of Registrable Securities, at any time when a prospectus relating to the registration statement is required to be delivered under the Act, upon discovery of, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In such instance, Packaging Dynamics promptly shall prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

            (g) enter into and perform customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including using its reasonable efforts to cause officers of Packaging Dynamics to participate in "road shows" and other information meetings organized by the Approved Underwriter or the Company Underwriter;

            (h) make available for inspection by any managing underwriter participating in any disposition pursuant to such registration statement, Holders' Counsel and any accountant or other agent retained by the holder or holders of a majority of the aggregate outstanding shares of Registrable Securities to be registered hereunder or any managing underwriter (collectively, the "Inspectors"), all pertinent financial and other records, pertinent corporate documents and properties of Packaging Dynamics and its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Packaging Dynamics' and its subsidiaries' officers, directors and employees, and the independent public accountants of Packaging Dynamics, to supply all information reasonably requested by any such Inspector in connection with such registration statement. Records and other information that Packaging Dynamics determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Records or other information is necessary to avoid or correct a misstatement or omission in the registration statement, (ii) the release of such Records or other information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (iii) the information in such Records or such other information has been made generally available to the public by someone other than such Inspector. Packaging Dynamics shall not be required to disclose any such confidential information or Records until and unless the Inspectors shall have entered into customary confidentiality agreements with Packaging Dynamics with respect thereto. Each holder of Registrable Securities agrees that it shall, upon learning that disclosure of such Records or other information is sought in a court of competent jurisdiction, give notice to Packaging Dynamics and allow Packaging Dynamics, at Packaging Dynamics' expense, to undertake appropriate action to prevent disclosure of the Records or other information deemed confidential;

            (i) in the event such sale is pursuant to an underwritten offering, use its best efforts to obtain a "cold comfort" letter, dated as of a date reasonably proximate to the date of the underwriting agreement and the date of the closing under the underwriting agreement, from Packaging Dynamics' independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holders' Counsel or the managing underwriter reasonably request;

            (j) use its best efforts to obtain, at the request of Holders' Counsel on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion of counsel representing Packaging Dynamics for the purposes of such registration, addressed to the underwriters, if any, and to the holders of Registrable Securities, covering such legal matters with respect to the registration in respect of which such opinion is being given as the Holders' Counsel and the underwriters, if any, may reasonably request and are customarily included in such opinions;

            (k) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, but no later than fifteen (15) months after the effective date of the registration statement, an unaudited earnings statement covering a period of twelve (12) months beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act and Rule 158 thereunder;

            (l) keep each holder of Registrable Securities advised in writing as to the initiation and progress of any registration under Section 2, 3 or 4 hereunder;

            (m) provide officers' certificates and other customary closing documents;

            (n) notify each seller of such Registrable Securities and each underwriter participating in the disposition of such Registrable Securities of any stop order or other suspension of effectiveness of the registration statement;

            (o) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

            (p) cooperate with the sellers of such Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of book-entry securities or, if applicable, of certificates (not bearing any restrictive legends) representing securities, to be sold under the registration statement and enable such securities to be in such denominations or amounts, as the case may be, and registered in such names as the managing underwriter or underwriters, if any, or such sellers may request;

            (q) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD");

            (r) use all reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby; and

            (s) use all reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Packaging Dynamics are then listed.

            Packaging Dynamics may require each holder of Registrable Securities to furnish to Packaging Dynamics such information regarding the distribution of such securities as Packaging Dynamics may from time to time reasonably request in writing.

            Each holder of Registrable Securities agrees that, upon receipt of any notice from Packaging Dynamics of the happening of any event of the kind described in

Section 6(f) hereof, such holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(f) hereof and, if so directed by Packaging Dynamics, such holder shall deliver to Packaging Dynamics (at Packaging Dynamics' expense) all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event Packaging Dynamics shall give any such notice, Packaging Dynamics shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6(b)) by the number of days of the period from and including the date of the giving of such notice pursuant to
Section 6(f) hereof to and including the date when the holder of Registrable Securities shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6(f).

7. REGISTRATION EXPENSES.

            Packaging Dynamics shall pay all expenses (other than underwriting discounts and commissions of the Approved Underwriters or of the Company Underwriter applicable to the holders of Registrable Securities) arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) required SEC, stock exchange and NASD registration and filing fees (including, if applicable, the fees and expenses of any "qualified independent underwriter" as such term is defined in Rule 2720 set forth in the NASD Manual, and of its counsel), (ii) all fees and expenses incurred in complying with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing (including expenses of printing prospectuses if such printing is reasonably requested by the holder or holders of a majority of the Registrable Securities to be registered pursuant to such registration statement), messenger and delivery expenses, (iv) the fees and disbursements of counsel to Packaging Dynamics and of its independent public accountants and any other accounting and legal fees and expenses incurred by Packaging Dynamics (including, without limitation, any expenses arising from any special audits or "cold comfort" letters required by or incident to any registration or qualification), (v) internal expenses (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (vi) the reasonable fees and expenses of any special experts retained by Packaging Dynamics in connection with any registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective, and (vii) any liability insurance or other premiums for insurance obtained by Packaging Dynamics in connection with any registration, in each case, regardless of whether such registration is declared effective. In connection with each registration hereunder, Packaging Dynamics shall reimburse the holders of Registrable Securities being registered in such registration for the reasonable fees and disbursements of not more than one counsel for the holders of Registrable Securities selected by the holder or holders of a majority of the aggregate outstanding Registrable Securities included, or to be included, in such registration statement. All of the expenses described in this Section 7 are herein called "Registration Expenses."

8. INDEMNIFICATION; CONTRIBUTION

            8.1 Indemnification by Packaging Dynamics. Packaging Dynamics agrees to indemnify, to the full extent permitted by law, each holder of Registrable Securities, its officers, directors, partners, members, employees and agents and each person who controls (within the meaning of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") such holder, and any investment adviser thereof or agent therefor from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if Packaging Dynamics shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The indemnification agreement contained in this Section 8.1 shall not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing to Packaging Dynamics by such holder of Registrable Securities expressly for use therein. The indemnification agreement contained in this Section 8.1 with respect to any preliminary prospectus shall not inure to the benefit of any person from whom the person asserting any such losses, claims, damages, liabilities or expenses purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, and such person failed to deliver a copy of the amended or supplemented prospectus to the person asserting such loss, claim, damage, liability or expense after Packaging Dynamics had furnished such person with copies of the same; provided, however, that Packaging Dynamics shall have provided such amended or supplemental prospectus within a reasonable period prior to such sale. Packaging Dynamics shall also indemnify any underwriters of the Registrable Securities, their officers, directors and employees and each person who controls such underwriters (within the meaning of the Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

            8.2 Indemnification by Each Holder. In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to Section 2, 3 or 4 hereof, such holder shall furnish to Packaging Dynamics in writing such information and affidavits with respect to such holder as Packaging Dynamics may reasonably request for use in connection with any such registration statement, preliminary prospectus or prospectus (or amendment or supplement thereof) and each holder of Registrable Securities agrees to indemnify, to the same extent and subject to the same exceptions and limitations as set forth in the foregoing indemnity from the Company to the Holders, Packaging Dynamics, any underwriter retained by Packaging Dynamics and their respective directors, officers, employees and each person who controls Packaging Dynamics or such underwriter (within the meaning of the Act and the Exchange Act), but only with respect to any such information furnished in writing by such holder of Registrable Securities for use therein. In no event shall any Holder have any liability hereunder for an amount in excess of such Holder's net proceeds pursuant to the offering giving rise to such liability.

            8.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder (the "Indemnified Party") agrees to give prompt written notice to the indemnifying party (the "Indemnifying Party") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder only to the extent that it is materially prejudiced by such delay or failure. In case notice of commencement of any such action shall be given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party, (iii) the named parties to any such action (including any impleaded parties) have been advised by their counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party. In the instances listed in the previous sentence, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party, but will not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Parties with respect to such claim. The Indemnified Party shall not be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. The Indemnifying Party shall not be liable for any settlement entered into without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

            8.4 Contribution. If the indemnification provided for in this
Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8.1, 8.2 and 8.3, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall any Holder have any liability hereunder for an amount in excess of such Holder's net proceeds pursuant to the offering giving rise to such liability.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person.

9. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS.

            A holder of Registrable Securities may not participate in any underwritten registration hereunder unless such holder (a) agrees to sell such holder's Registrable Securities on the basis provided in any underwriting arrangements entered into in accordance with this Agreement and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements and other documents reasonably required under the terms of such underwriting arrangements and (c) agrees to pay their pro rata portion of all underwriting discounts and commissions of Approved Underwriters or the Company Underwriter.

10. COVENANT OF HOLDERS OF REGISTRABLE SECURITIES.

            Subject to the provisions of this Agreement relating to Registration Expenses, each holder of Registrable Securities by its acceptance of the Registrable Securities agrees to reasonably cooperate with Packaging Dynamics in connection with the preparation and filing of any registration statement hereunder.

11. RULE 144.

            Packaging Dynamics covenants that it shall file any reports required to be filed by it under the Act, the Exchange Act and the rules and regulations adopted by the SEC thereunder and that it shall take such further action as a holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 or Rule 144A under the Act), all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Act within the limitation of the exemptions provided by
(a) Rule 144 or Rule 144A under the Act, as such rules may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the SEC. Packaging Dynamics shall, upon the request of a holder of Registrable Securities, deliver to such holder of Registrable Securities a written statement as to filings made by Packaging Dynamics with the SEC.

12. MISCELLANEOUS

            12.1 Recapitalization, Exchanges, etc., Affecting Packaging Dynamics' Capital Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to any and all common stock of Packaging Dynamics or any successor or assign of Packaging Dynamics (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

            12.2 No Inconsistent Agreements. Packaging Dynamics shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement.

            12.3 Remedies. The holders of Registrable Securities, in addition to being entitled to exercise all rights granted by law (including recovery of damages), shall be entitled to specific performance of their rights under this Agreement. Packaging Dynamics agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance.

            12.4 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless Packaging Dynamics has consented in writing thereto and has obtained (i) the written consent of the holder or holders of at least a majority of the aggregate outstanding shares of Registrable Securities affected by such amendment, modification, supplement, waiver or departure and (ii) if such amendment, modification, supplement, waiver or departure from the provisions hereof would adversely affect the rights of DCBS Investors or its members, the written consent of the holder or holders of at least a majority of all such Registrable Securities owned by DCBS Investors or any of its members.

            12.5 Notices. All notices or other communications provided for herein shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing, (b) two (2) business days thereafter if sent by reputable overnight, prepaid air courier or (c) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 12.5):

                              (i) if to Packaging Dynamics:

                                  Packaging Dynamics Corporation
                                  3900 West 43rd Street
                                  Chicago, Illinois 60632
                                  Telephone: (773) 843-8000
                                  Telecopy: (773) 254-8136
                                  Attention: Chief Executive Officer

                             (ii) if to the Holders:

                                  Packaging Investors, L.P. c/o
                                  Group III 31, L.L.C.
                                  201 Main Street Suite 3100
                                  Fort Worth, Texas 76102
                                  Telephone: (817) 390-8500
                                  Telecopy: (817) 338-2067
                                  Attention: Kevin G.Levy

                                  and

                                  DCBS Investors, L.L.C.
                                  c/o Packaging Dynamics Corporation
                                  3900 West 43rd Street
                                  Chicago, Illinois 60632
                                  Telephone: (773) 843-8000
                                  Telecopy: (773) 254-8136
                                  Attention:Frank V. Tannura
                                            G. Douglas Patterson

                                  and

                                  CB Investors, L.L.C.
                                  c/o Packaging Dynamics Corporation
                                  3900 West 43rd Street
                                  Chicago, Illinois 60632
                                  Telephone: (773) 843-8000
                                  Telecopy: (773) 254-8136
                                  Attention:Frank V. Tannura
                                            G. Douglas Patterson
                                  And

                                  Mr. Thomas J. Wolf
                                  635 1/2 Avenue G
                                  Fort Madison, Iowa 52627
                                  Telephone: (319) 372-9313
                                  Telecopy:______________

and if to any other holder of Registrable Securities, at the address that such holder shall have furnished to Packaging Dynamics in writing, or, until any such other holder so furnishes to Packaging Dynamics an address, then to and at the address of the last holder of such Registrable Securities that has furnished an address to Packaging Dynamics.

            12.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, including without limitation any person or entity to whom or which any Registrable Securities are transferred or distributed other than in violation of Section 4 of the Stockholders Agreement (a "Transferee"), it being understood and agreed that no such transfer shall be made, and Packaging Investors shall not be required to acknowledge or recognize any such transfer, unless such Transferee has executed and delivered an agreement whereby such Transferee agrees to become a party hereto and to be bound by all the provisions hereof which were applicable to such Transferee's transferor.

            12.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            12.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State.

            12.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            12.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements, discussions and understandings between the parties with respect to such subject matter.

                            [Signature page follows.]

            IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                    PACKAGING DYNAMICS CORPORATION


                                    By: /s/ David E. Wartner
                                        ----------------------------
                                        Name: David E. Wartner
                                        Title: Vice President and Chief
                                        Financial Officer

                                    PACKAGING INVESTORS, L.P.


                                    By: /s/ Kevin G. Levy
                                        ----------------------------
                                        Name: Kevin G. Levy
                                        Title: Vice President of Group III 31,
                                           L.L.C., General Partner

                                    DCBS INVESTORS, L.L.C.


                                    By: /s/ G. Douglas Patterson
                                        ----------------------------
                                        Name: G. Douglas Patterson
                                        Title: Managing Member

                                    CB INVESTORS, L.L.C.


                                    By: /s/ G. Douglas Patterson
                                        ----------------------------
                                        Name: G. Douglas Patterson
                                        Title: Managing Member of DCBS
                                           Investors, L.L.C.



                                        /s/ Thomas J. Wolf
                                        ----------------------------
                                        Mr. Thomas J. Wolf




                                                     [First Amended and Restated
                                                  Registration Rights Agreement]